EXHIBIT 10(q)

Summary of Life Insurance and Long Term Disability Benefits for Executives

        The Company has established as an executive benefit a split dollar life insurance program for certain of the Company’s executive officers. In connection with the split dollar life insurance program, the Company agreed to make premium payments on life insurance policies purchased for the benefit of certain of its executives. The executive officer has the right to elect coverage of $1,000,000, $500,000 or $250,000 if he or she participates in the Company’s Executive Savings Plan or coverage of $500,000 or $250,000 for certain senior management employees. The executive officer has the right to designate the beneficiary under the policies. Upon the death of an insured executive, the Company is entitled to receive, out of the proceeds of the policy, the amount of its cash investment in the policies.

        The Company owns corporate owned life insurance policies on the lives of the Company’s executive officers. Using the corporate owned life insurance policies, the Company has established as an executive benefit an endorsement split dollar life insurance program for certain of the Company’s executive officers. The executive has the right to elect coverage of $1,000,000, $500,000 or $250,000 if he or she participates in the Company’s Executive Savings Plan or coverage of $500,000 or $250,000 for certain senior management employees if he or she participates in the Company’s Mirror Savings Plan. The executive officer has the right to designate the beneficiary under the policies. Upon the death of the insured executive, the Company is entitled to receive, out of the proceeds of the policy, all amounts in excess of the amounts under the endorsement agreement. The Company pays all premiums associated with corporate owned life insurance policies.